                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         CHEQUEMATE INTERNATIONAL, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


  Utah                                                        76-0279816
  ------------------------                           -------------------
  (State or other jurisdiction                          (I.R.S. Employer
  or incorporation)                                  Identification No.)


                         330 Washington Blvd, Suite 507
                           Marina del Rey, California             90292
      --------------------------------------------------------- ----------
               (Address of principal executive offices)         (Zip Code)


           First Year 2000 General Consultants Stock Compensation Plan
      --------------------------------------------------------------------
                            (Full Title of the Plan)


                                   Guy DeHart
                           210 North Mall Drive, #126
                                St. George, Utah
                     (Name and address of agent for service)


                                 (435) 628-6786
         (Telephone Number, including area code, of agent for services)

                         CALCULATION OF REGISTRATION FEE

Title of Securities        Amount to be      Proposed maximum         Proposed           Amount of
to be registered           registered        offering price per        maximum           Registration
                                                                         unit            Fee
                                                                      aggregate
                                                                    offering price
Common Stock               300,000              $10-3/8                $3,112,500       $821.70


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This estimated amount is the closing price as of March 28, 2000 (which is within 5 business days prior to the date of the filing of this registration statement).


                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission ("SEC") as part of the S-8 Registration Statement. Information required to be given to Plan Participants is separately delivered in accordance with the requirements of Form S-8 and is not included or set out under this item. The written compensation contracts or option grants provide for the registration of shares as acquired under the agreements.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     Chequemate International, inc., doing business as C-3D Digital, Inc. ("C-3D") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Securities & Exchange Commission ("Commission"). The Registration Statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including C-3D, at http://www.sec.gov.

The following documents have been filed by C-3D with the Commission and are hereby incorporated by reference into this prospectus:

     - C-3D's Annual Report filed July 15, 1999 for the fiscal year ended March 31, 1999;

     - C-3D's Form 8-A registration statement filed May 27, 1999, and the description of the securities of C-3D contained in the Form 8-A;

     - C-3D's Amended Annual Report filed on Form 10-KSB on January 13, 2000 for the fiscal year ended March 31, 1999;

     - C-3D's Quarterly Report filed August 19, 1999 on Form 10-QSB for the three months ended June 30, 1999;

     - C-3D's amended Quarterly Report filed July 9, 1999 on Form 10-QSB for the three months ended June 30, 1999;

     - C-3D's Quarterly Report filed November 15, 1999 on Form 10-QSB for the six months ended September 30, 1999;

     - C-3D's Amended Quarterly Report filed on December 18, 1999 for the quarter ended September 30, 1999;

     - C-3D's Amended Quarterly Report filed January 18, 2000 on Form 10-QSB for the quarter ended June 30, 1999;

     - C-3D's Amended Quarterly Report filed February 3, 2000 on Form 10-QSB for the quarter ended September 30, 1999;

     - C-3D's Quarterly Report filed February 14, 2000 on Form 10-QSB for the three months ended December 31, 1999;

     - C-3D's Second Amended Quarterly Report filed March 2, 2000 on Form 10-QSB for the quarterly period ended June 30, 1999;

     - C-3D's Form 8-K report filed on April 14, 1999 relating to the acquisition of secured interests in the Strata technology and other matters; and

     - C-3D's Form 8-K report filed on July 22, 1999 regarding certain changes in management of C-3D and the acquisition of certain hotel pay-per-view assets and contracts.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be made a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

C-3D will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Brad Stolba, Comptroller, at C-3D's principal executive offices located at 330 Washington Boulevard, Suite 507; Marina del Rey, California 90292; telephone numbers (310) 306-6666.

ITEM 4. DESCRIPTION OF SECURITIES

The total number of securities registered hereunder are Three Hundred Thousand (300,000) shares, all of which are common stock of C-3D. C-3D is presently authorized to issue 500,000,000 shares of its Common Stock. As of March 9, 2000, there were 6,697,747 outstanding and subscribed for shares. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shareholders of the C-3D have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of C-3D, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares, when issued, will be fully paid and non-assessable. The holders of ten percent (10%) of the issued and outstanding shares may call a special meeting of the stockholders, and a majority of all issued and outstanding shares shall constitute a quorum for conducting business. The majority of shares present, in any regular or special meeting where a quorum is present, may vote in favor of or against any item of business or election, and shall constitute a majority approval or disapproval of matters voted upon at any such meeting. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock will be able to elect the entire Board of Directors. If they do so, minority shareholders would not be able to elect any members to the Board of Directors. There are no dividend rights attached to the shares. C-3D presently does not pay any dividends and has no foreseeable plan to pay dividends. There are no special preemptive rights or rights upon liquidation, other than the normal rights and priorities which would attach to shares in liquidation pursuant to Utah State Law. The shares are not subject to call, liability or assessment.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Officers and directors of C-3D are subject to indemnification for ordinary and customary acts taken on behalf of the corporation to the maximum extent permitted under Utah law. In essential terms this provides that any errors of judgement, or act or omission not resulting from gross abuse or misfeasance are to be fully indemnified by C-3D. Utah law also provides immunity from suit to officers and directors for acts or transactions completed by them in the normal and customary course of the business and when they are free of any adverse interest.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of C-3D pursuant to the foregoing provisions, or otherwise, C-3D has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by C-3D of expenses incurred or paid by a director, officer or controlling person of C-3D in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, C-3D will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     No securities being issued pursuant to this registration statement are being reoffered or resold through the registration. All securities offered hereunder are originally issued by C-3D. Shares received pursuant to the consulting agreements are believed to be registered pursuant to the provisions of this Form S-8 registration.

ITEM 8. EXHIBITS.

     5.1  Opinion of The Law Offices of Davis & Associates, Inc.

     23.1 Consent of Jones, Jensen & Company

     23.2 Consent of The Law Offices of Davis & Associates, Inc. (included in
          Exhibit 5.1).

     24.1 Powers of Attorney (included in this Registration Statement).

ITEM 9. UNDERTAKINGS.

     C-3D hereby undertakes:

     (a) During any period in which offers or sales are being made pursuant to this registration or pursuant to a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or of any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of C-3D's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of C-3D pursuant to the foregoing provisions, or otherwise, C-3D has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, against such liabilities (other than the payment by C-3D of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, C-3D will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, C-3D certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 9, 2000.

    CHEQUEMATE INTERNATIONAL, INC.
    dba C-3D DIGITAL, INC.

    By   /s/ J. Michael Heil
       ------------------------
       J. Michael Heil
       Its: CEO



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ J. Michael Heil                                   March 9, 2000
----------------------------------------
J. Michael Heil, Chairman of the Board,
and Chief Executive and Financial Officer


/s/ J. Michael Heil                                   March 9, 2000
----------------------------------------
John Bartholomew, Director, by
J. Michael Heil, as Attorney-in-Fact


/s/ J. Michael Heil                                   March 9, 2000
----------------------------------------
Hal Glick, Director, by J. Michael Heil
as Attorney-in-Fact


/s/ J. Michael Heil                                   March 9, 2000
----------------------------------------
Andre Peterson, Director, by J. Michael
Heil as Attorney-in-Fact


/s/ Daniel R. Tompson                                 March 9, 2000
----------------------------------------
Daniel R. Tompson, Director


/s/ Robert E. Warfield                                March 9, 2000
----------------------------------------
Robert E. Warfield, Director